Exhibit 5.1

January 11, 2005

Board of Directors

News Corporation

1211 Avenue of the Americas

New York, New York 10036

Ladies and Gentlemen:

We are acting as counsel to News Corporation, a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-3/F-3 (SEC File No. 333-120775) (the “Registration Statement”), filed with the Securities and Exchange Commission to register up to US$1,655,000,000 aggregate original liquidation preference of 0.75% Senior Exchangeable BUCS (the “BUCS”) of News Corporation Finance Trust II (the “Trust”), a guarantee of the BUCS by the Company as set forth in the Preferred Securities Guarantee Agreement, dated as of March 21, 2003, by and among TNCL and The Bank of New York, as trustee, as supplemented by the First Supplement to the Preferred Securities Guarantee Agreement, dated as of November 12, 2004 (the “BUCS Guarantee”), US$1,655,000,000 aggregate principal amount of 0.75% Senior Exchangeable Debentures (the “Debentures”) of News America Incorporated, a Delaware corporation (“NAI”), and the related joint and several, irrevocable and unconditional guarantees of the Debentures by the Company, FEG Holdings, Inc., a Delaware corporation, Fox Entertainment Group, Inc., a Delaware corporation, News America Marketing FSI, Inc., a Delaware corporation and News Publishing Australia Limited, a Delaware corporation (the “Debenture Guarantees” and together with the BUCS Guarantee, the “Guarantees”), 299,479,756 Ordinary Shares of British Sky Broadcasting Group plc, and up to 264,271,458 shares of the Company’s Class A Common Stock, par value $0.01 per share (the Class A Common Stock of the Company is referred to herein as the “Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement, and relates solely to the legality of the Guarantees and the Company Shares.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Restated Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on January 7, 2005

and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	An executed copy of the Indenture, dated as of March 21, 2003, by and among the Company, the Guarantors (as listed therein) and the Bank of New York (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of June 27, 2003 and the Second Supplemental Indenture, dated as of November 12, 2004 (collectively, the “Indenture” and together with the Guarantees, the “Transaction Documents”).

5.	Executed copies of the global certificates representing the BUCS.

6.	An executed copy of the BUCS Guarantee.

7.	Executed copies of the Debentures.

8.	Executed copies of the Debenture Guarantees.

9.	Certain resolutions of the Board of Directors of the Company adopted by unanimous written consent on November 12, 2004 and certain resolutions of the Executive Committee of the Board of Directors of the Company adopted by unanimous written consent on January 11, 2005, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Shares, the Guarantees, the Second Supplemental Indenture and arrangements in connection therewith.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing. We have assumed that (i) each of the parties to the Transaction Documents (other than the Company) has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Transaction Documents, as applicable, (ii) each of the parties to the Transaction Documents (other than the Company) has duly authorized, executed and delivered the Transaction Documents, as applicable, (iii) each of the parties to the Transaction Documents (other than the Company) is validly existing and in good standing in all necessary jurisdictions, (iv) each of the Transaction Documents constitutes a valid and binding obligation, enforceable against all parties thereto (other than the Company, as applicable) in accordance with its terms, (v) each of the Declaration and the Indenture constitutes a valid and binding obligation enforceable against all parties thereto (other than the Company, as applicable) in accordance with its terms, (vi) there has been no material mutual mistake of fact or misunderstanding of fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Transaction Documents and the Declaration, and (vii) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents or the Declaration.

This opinion letter is based as to matters of law solely on applicable provisions of (i) the Delaware General Corporation Law, as amended, and (ii) the law of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” and “the law of the State of New York” includes the statutory provisions contained therein, all applicable provisions of the Delaware and New York Constitutions and reported judicial decisions interpreting these laws. With respect to clause (ii) above, the opinion expressed herein is based on a review of those laws that, in our experience, are generally recognized as applicable to the transactions contemplated in the Transaction Documents.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Guarantees constitute valid and binding obligations of the Company and (ii) following issuance of the Shares pursuant to the terms of the Indenture, and assuming that the consideration to be paid or provided thereunder has been received by the Company, the Shares will be validly issued, fully paid, and nonassessable.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinion expressed above in clause (i) are also subject to the effect of (i) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P. HOGAN & HARTSON L.L.P.

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